Exhibit 4.1.9

CONSENT AND RELEASE

THIS CONSENT AND RELEASE, dated as of August 19, 2009 (this “Release”), among MGP Ingredients, Inc., a Kansas corporation (the “Borrower”), and Wells Fargo Bank, National Association (the “Lender”) acting through its Wells Fargo Business Credit operating division.

W I T N E S S E T H :

WHEREAS, pursuant to that certain Credit and  Security Agreement, dated as of July 21, 2009 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”; capitalized terms defined therein and used herein having the meanings given to them in the Credit Agreement), among the Borrower and the Lender, the Lender has agreed to make extensions of credit to the Borrower upon the terms and subject to the conditions set forth therein;

WHEREAS, pursuant to the Credit Agreement, the Borrower granted to the Lender a lien on and security interest in the Collateral of the Borrower; and

WHEREAS, pursuant to that certain Asset Purchase Agreement, a true, correct and complete copy of which is attached as Exhibit A (the “Purchase Agreement”), by and between Sergeant’s Pet Care Products, Inc., a Nevada corporation (the “Buyer”) and the Borrower, the Borrower will sell and the Buyer will purchase certain assets of the Borrower used in the Borrower’s business of manufacturing and marketing formulated pet treat products at the KCK Facility (the “Pet Treat Business”), upon the terms and conditions of, and as further described in, the Purchase Agreement; and

WHEREAS, pursuant to Section 6.18 and Section 6.31 of the Credit Agreement, the Lender has approval rights relating to the Pet Business Sale;

NOW, THEREFORE, in consideration of the premises and the agreements hereinafter contained, it is hereby agreed as follows:

1.                                       Consent to Pet Business Sale.  To the extent required by the Credit Agreement, Lender hereby consents to and approves the terms and conditions of the Pet Business Sale as set forth in the Purchase Agreement and to Borrower completing the Pet Business Sale provided that:

(a)                                  proceeds from the Pet Business Sale, in an amount not less than Two Million Four Hundred Fifty Thousand and No/100 Dollars ($2,450,00.00) shall be paid to General Electric Capital Corporation concurrent with the closing of the Pet Business Sale, which shall constitute a complete payoff of that certain 2005 equipment note (the “GE Proceeds”); and

(b)                                 all proceeds from the Pet Business Sale which are not GE Proceeds (which proceeds shall be approximately One Million and No/100 Dollars ($1,000,000) shall be deposited in Borrower’s Collection Account concurrent with the closing of the Pet Business Sale (the “Excess Proceeds”).

In addition to and upon satisfaction on the foregoing conditions, to the extent the Borrower’s sale of the KCK Facility pursuant to the Purchase Agreement and the Borrower’s lease of a portion of the KCK Facility from the Buyer for the Borrower’s Wheatex assets constitutes a sale and leaseback, the Lender waives any breach of Section 6.20 [Sale and Leaseback] of the Credit Agreement caused thereby.

2.                                       Release of Liens.  Effective upon the Closing Date (as defined in the Purchase Agreement) and satisfaction of the requirements set forth in Section 1 hereof (i) the Lender hereby releases and terminates any and all security interests and liens held by or for the benefit of the Lender (to the extent Lender had a security interest) in the assets set forth on Exhibit B attached hereto (the “Released Assets”) and (ii) Lender agrees to file a UCC amendment to release the Released Assets.

3.                                       Representations of the Borrower.  The Borrower hereby represents and warrants to the Lender that (a) upon execution of this Release, the disposition of the Released Assets pursuant to the Purchase Agreement is in compliance with the Credit Agreement and the other Loan Documents, and (b) before and after giving effect to the disposition of the Released Assets, no Default or Event of Default has occurred and is continuing as of the date hereof and as of the Closing Date.

4.                                       Satisfaction of Pet Business Sale Covenant.  The completion of the transactions set forth herein shall be deemed to satisfy the sale of the Pet Business required by Section 6.31 of the Credit Agreement and upon satisfaction by Borrower of the requirements set forth in Section 1 hereof such Section 6.31 of the Credit Agreement shall be of no further force and effect.

5.                                       Delivery of Collateral Assignment.  On or before September 30, 2009, Borrower shall have delivered to Lender a collateral assignment of its rights under the Purchase Agreement relating to Borrower’s rights to additional payments from Borrower, which agreement shall have been acknowledged by Buyer and in a form and substance acceptable to Lender in its sole but reasonable discretion.

6.                                       Consent to Extension of Delivery Date.  Pursuant to Section 6.28 of the Credit Agreement, Borrower was required to deliver to Lender on or before August 21, 2009 (the “Original Delivery Date”), evidence that Borrower has closed any and all deposit accounts maintained by Borrower with Commerce Bank or any financial institution other than Lender (the “Account Evidence”).  This letter shall serve as notice of Lender’s consent to further extend the delivery of the Account Evidence solely as to Borrower’s account #2927598 located at Commerce Bank until September 20, 2009 (the “Extended Delivery Date”).  In the event the Account Evidence is not delivered to Lender, on or before the Extended Delivery Date, such failure shall be an Event of Default under the Credit Agreement and Lender shall have the right to proceed as if the Delivery Date had not been extended past the Original Delivery Date.

7.                                       Governing Law, Etc.  This Release shall be governed by, and construed in accordance with, the law of the State of Minnesota.  This Release may be executed in any number of counterparts, each of which shall be an original, and all of which, when taken together, shall constitute one agreement.  Delivery of an executed signature page of this Release by facsimile or electronic transmission shall be effective as delivery of a manually executed counterpart hereof.

8.                                       Third Party Beneficiaries.  This Release is not intended to confer any legal or equitable rights or remedies upon any party other than the parties hereto.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have executed this Release as of the date first written above.

MGP INGREDIENTS, INC.

By:	/s/ Timothy W. Newkirk
Timothy W. Newkirk
President

WELLS FARGO BANK, NATIONAL ASSOCIATION

By:	/s/ Becky A. Koehler
Becky A. Koehler
Vice President

Exhibit A

Asset Purchase Agreement

(Attached)

Exhibit B

Released Assets

1.                                       The specific assets set forth on Schedule I attached hereto.

2.                                       The Intellectual Property Rights set forth on Schedule II attached hereto.

3.                                       All of the rights of the Borrower under contracts, arrangements, licenses, leases and other agreements set forth on Schedule III attached hereto.

4.                                       All inventories of raw materials, work in process, finished products, goods, spare parts, replacement and component parts, and office and other supplies utilized exclusively for the Pet Treat Business and which are actually located at the KCK Facility on the Closing Date.

5.                                       Those spare parts, replacement and component parts and tools for the KCK Facility which are actually located at the KCK Facility on the Closing Date.

6.                                       All rights in and to the products sold and the formulas which exist on the Closing Date and which are utilized exclusively for the Pet Treat Business.

7.                                       All credits, prepaid expenses, deferred charges, advance payments, security deposits and prepaid items which exist on the Closing Date and which relate exclusively to the Pet Treat Business.

8.                                       All books, records, manuals and other materials (in any form or medium), including, without limitation, all records and materials maintained at the headquarters of Borrower, advertising matter, catalogues, price lists, correspondence, mailing lists, lists of customers, distribution lists, photographs, production data, sales and promotional materials and records, purchasing materials and records, personnel records, manufacturing and quality control records and procedures, blueprints, research and development files, records, data and laboratory books, intellectual property disclosures, media materials and plates, accounting records, sales order files and litigation files which exist on the Closing Date and which relate exclusively to the Pet Treat Business.

9.                                       The government approvals set forth on Schedule IV attached hereto.

10.                                 All rights to causes of action, lawsuits, judgments, claims and demands of any nature available to or being pursued by the Borrower which exist on the Closing Date and which relate exclusively to the Pet Treat Business.

11.                                 The ownership, use, function or value of any of the forgoing, whether arising by way of counterclaim or otherwise.

12.                                 All guarantees, warranties, indemnities and similar rights in favor of the Borrower with respect to the foregoing.